FOR IMMEDIATE RELEASE

Contact:	Pamela Schreiber
Investor Relations
Resource America, Inc.
1845 Walnut Street, 10th Floor
Philadelphia, PA 19103
(215)546-5005
(215)546-5388 (facsimile)

Resource America, Inc. Completes Spin-Off of Atlas America, Inc.

PHILADELPHIA, PA- June 30, 2005 - Resource America Inc. (Nasdaq:REXI) today announced the completion of the spin-off of Atlas America, Inc. (Nasdaq:ATLS). Resource America distributed to its stockholders 0.59367 shares of common stock of Atlas America for each outstanding share of Resource America common stock owned as of the record date of June 24, 2005.

Cash will be delivered in lieu of fractional share interests to Resource America stockholders entitled to receive less than one share of Atlas America common stock. The distribution is structured to be tax-free to Resource America stockholders (other than with respect to any cash received in lieu of fractional shares).

Resource America, Inc. is a specialized asset management company that uses industry specific expertise to generate and administer investment opportunities for its own account and for outside investors in the structured finance, equipment leasing and real estate sectors. For more information please visit our website at www.resourceamerica.com or contact Investor Relations at pschreiber@resourceamerica.com.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Resource America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Resource America’s reports filed with the SEC, including quarterly reports on Form 10Q, reports on Form 8-K and annual reports on Form 10K.